Contact:	Mark Murphy, Chief Executive Officer
(714) 241-4411

Jeff Stanlis, Investor Relations
Hayden Communications, Inc.
(602) 476-1821

For Immediate Release

PRO-DEX, INC. ANNOUNCES
SECOND QUARTER 2008 RESULTS

Sales increase 32% for the quarter
Backlog reaches $11.7 million as of December 31, 2007

SANTA ANA, CA, February 14, 2008 - PRO-DEX, INC. (NASDAQ: PDEX) a developer and manufacturer of embedded motion control, miniature rotary drive systems and fractional horsepower DC motors, which enables speed-to-market for customers who serve the medical, dental, factory automation, scientific research, aerospace and military markets, today announced financial results for the second fiscal quarter and six month period for fiscal 2008, the periods ending December 31, 2007.

Consolidated net sales for the second quarter were $6.1 million, an increase of 32% compared to the $4.6 million reported for the second quarter of fiscal 2007. For the six months ended December 31, 2007, consolidated net sales were $12.1 million, an increase of 23% compared to $9.9 million for the year ago period.

Net income for the second quarter was $305,000 or $0.03 per basic and diluted share (based on 9.7 and 9.9 million shares, respectively) compared to a net loss of $(138,000) or $(0.01) loss per basic and diluted share for the second quarter last year. The Company reported net income for the six months of $631,000 or $0.06 per basic and diluted share compared to net income of $103,000, or $0.01 per basic and fully diluted share for the year-ago period.

Mark P. Murphy, the Company’s President and Chief Executive Officer, commented, “We have completed a strong start to fiscal 2008 and significantly improved our financial performance compared to last year. I am confident we have set the stage for continued improvements, establishing a solid baseline of performance upon which we can build. In the short-term, we will complete our move into a new corporate headquarters, providing the space and efficiency to support our growth. The move is currently scheduled to occur in mid-April, impacting our fourth fiscal quarter by $250,000 to $350,000 in related non-recurring expenses and inefficiencies. Other than this anticipated one-time charge, we look forward to continued strength in our operating performance.”

Consolidated gross profit for the quarter ended December 31, 2007 increased $988,000 or 73% over the same quarter in the previous year. Gross profit for the second quarter was $2.4 million, or 38% gross profit margin, compared to gross profit of $1.4 million, or 30% gross profit margin last year, primarily due to the higher level of sales and increased profitability in medical products. Gross profit for the six months was $4.5 million, or 37% gross profit margin compared to gross profit of $3.4 million, or 34% gross profit margin for the year-ago period. Higher development fees as well as greater manufacturing efficiencies and cost controls had a positive impact on gross profit in the first half of fiscal 2008.

Second quarter operating expenses increased by 11% to $1.9 million, compared to $1.7 million in the second quarter last year, but as a percentage of sales was reduced from 36% to 30%. For the six months, operating expense increased 8% to $3.5 million from $3.2 million in the year-ago period, but as a percentage of sales, was reduced from 33% to 29%.

Mr. Murphy continued, “Our backlog at the end of the second fiscal quarter was $11.7 million, unchanged from the backlog as of December 31, 2006. This demonstrates the progress we have made in landing new business, while increasing shipments. With our new Vice President of Engineering, Dick Corrington, on board we are fully staffed and ready to refine and grow our value proposition.”

The Company completed the December 31, 2007 quarter with cash and cash equivalents of $220,000 compared to cash and cash equivalents of $403,000 as of June 30, 2007. Total working capital was $6.4 million as of December 31, 2007. Shareholders’ equity increased 5.1 percent to $13.5 million from $12.9 million as of June 30, 2007.

Teleconference Information:

Investors and all others are invited to listen to a conference call discussing the second fiscal quarter 2008 results, today at 4:30 p.m. Eastern Time. The call is scheduled to be broadcast live over the Internet and may be accessed by visiting the Company's website at http://www.pro-dex.com. Mark Murphy, Chief Executive Officer and Jeff Ritchey, Chief Financial Officer plan to host the call. If you would like to join the call, dial (866) 323-3543 U.S. and (706) 679-0672 international, conference I.D. 34459746. You may identify the call as the Pro-Dex Second Quarter Earnings Call. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's website for 30 days. Additionally, a telephone replay will be available 2 hours after the call for 48 hours by dialing (800) 642-1687 U.S. or (706) 645-9291 for international callers, conference I.D. number 3459746.

Pro-Dex Inc., with operations in Santa Ana, California; Beaverton, Oregon; and Carson City Nevada, specializes in bringing speed to market in the development and manufacture of technology-based solutions that incorporate embedded motion control, miniature rotary drive systems and fractional horsepower DC motors, serving the medical, dental, semi-conductor, scientific research and aerospace markets. Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, scientific research facilities, commercial and military aircraft, and high tech manufacturing operations globally.

For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

PRO-DEX, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	December 31, 2007 (unaudited)	June 30,2007 (audited)
ASSETS
Current assets:
Cash and cash equivalents	$220,000	$403,000
Accounts receivable, net of allowance for doubtful
accounts of $135,000 at December 31 and $153,000 at June 30	3,059,000	3,436,000
Inventories, net	5,007,000	4,622,000
Prepaid expenses	284,000	205,000
Deferred income taxes	1,178,000	1,091,000
Total current assets	9,748,000	9,757,000

Property, plant, equipment and leasehold improvements, net	4,355,000	3,778,000
Other assets:
Goodwill	2,997,000	2,997,000
Intangibles - Patents, net	1,271,000	1,321,000
Deferred income taxes	229,000	229,000
Other	33,000	25,000
Total other assets	4,530,000	4,572,000

Total assets	$18,633,000	$18,107,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Credit Line	$-	$300,000
Accounts payable	1,319,000	1,110,000
Accrued expenses	1,467,000	1,183,000
Income taxes payable	212,000	158,000
Current portion of term note	250,000	250,000
Current portion of real estate loan	29,000	26,000
Current portion of "patent" deferred payable	-	82,000
Total current liabilities	3,277,000	3,109,000

Long-term liabilities
Term note	271,000	396,000
Real estate loan	1,576,000	1,593,000
Patent deferred payable	-	158,000
Total long-term liabilities	1,847,000	2,147,000
Total liabilities	5,124,000	5,256,000
Commitments and contingencies
Shareholders' equity:
Common shares; no par value; 50,000,000 shares authorized;
9,718,366 shares issued and outstanding December 31, 2007,
9,718,366 shares issued and outstanding June 30, 2007,	16,443,000	16,340,000
Accumulated deficit	(2,934,000)	(3,489,000)

Total shareholders’ equity	13,509,000	12,851,000

Total liabilities and shareholders’ equity	$18,633,000	$18,107,000

PRO-DEX, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Three months ended December 31 (unaudited)

	2007	2006

Net sales	$6,123,000	$4,631,000

Cost of sales	3,769,000	3,262,000
Gross profit	2,354,000	1,369,000

Operating expenses:
Selling	352,000	340,000
General and administrative expenses	866,000	746,000
Research and development costs	635,000	579,000
Total operating expenses	1,853,000	1,665,000

(Loss) income from operations	501,000	(296,000)

Other income (expense):
Other income (expense), net	48,000
Royalty income	14,000	18,000
Interest income (expense)	(40,000)	(58,000)
Total	22,000	(40,000)

(Loss) income before (benefit) provision for income taxes	523,000	(336,000)

(Benefit) provision for income taxes	218,000	(198,000)
Net (loss) income	$305,000	$(138,000)

Net (loss) income per share:
Basic	$0.03	$(0.01)
Diluted	$0.03	$(0.01)

Weighted average shares outstanding - basic	9,718,366	9,550,521
Weighted average shares outstanding - diluted	9,888,356	9,550,521

PRO-DEX, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Six months ended December 31 (unaudited)

	2007	2006

Net sales	$12,114,000	$9,864,000

Cost of sales	7,608,000	6,514,000
Gross profit	4,506,000	3,350,000

Operating expenses:
Selling	675,000	678,000
General and administrative expenses	1,601,000	1,316,000
Research and development costs	1,209,000	1,226,000
Total operating expenses	3,485,000	3,220,000

Income from operations	1,021,000	130,000

Other income (expense):
Other income (expense), net	48,000	-
Royalty income	20,000	25,000
Interest income (expense )	(82,000)	(112,000)
Total	(14,000)	(87,000)

Income before (benefit) provision for income taxes	1,007,000	43,000

(Benefit) provision for income taxes	376,000	(60,000)
Net income	$631,000	$103,000

Net Income per share:
Basic	$0.06	$0.01
Diluted	$0.06	$0.01

Weighted average shares outstanding - basic	9,718,366	9,545,757
Weighted average shares outstanding - diluted	9,926,305	9,769,444

PRO-DEX, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Six months ended December 31 (unaudited)

	2007	2006
Cash Flows from Operating Activities:
Net Income	$631,000	$103,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	243,000	232,000
Stock based compensation	103,000	85,000
(Recovery) provision for doubtful accounts	(18,000)	77,000
Reserve reduction (provision) for obsolete inventory	(173,000)	200,000
(Decrease) increase in deferred taxes	(87,000)	(305,000)
Changes in:
Decrease in accounts receivable	395,000	422,000
(Increase) in inventories	(212,000)	(963,000)
(Increase) in prepaid expenses	(79,000)	(90,000)
(Increase) in other assets	(8,000)	(30,000)
Increase in accounts payable and accrued expenses	417,000	346,000
Increase in income taxes payable	54,000	127,000
Net Cash provided by Operating Activities	1,266,000	204,000

Cash Flows From Investing Activities:
Additions to Astromec acquisition cost	-	(66,000)
Additions to Intangible assets - Patents related to Intraflow	-	(2,000)
Purchases of equipment and leasehold improvements	(770,000)	(217,000)

Net Cash used in Investing Activities	(770,000)	(285,000)

Cash Flows from Financing Activities:
Net (payments) borrowing on line of credit	(300,000)	300,000
Principal (payments) on term note	(125,000)	(125,000)
Principal (payments) on mortgage	(14,000)	(13,000)
Principal (payment) on patent deferred payable	(240,000)	(76,000)
Proceeds from option exercise	-	3,000

Net Cash provided by Financing Activities	(679,000)	89,000

Net Increase (decrease) in Cash and Cash Equivalents	(183,000)	8,000
Cash and Cash Equivalents, beginning of period	403,000	358,000

Cash and Cash Equivalents, end of period	$220,000	$366,000

Supplemental Information
Cash payments for interest	$95,000	$150,000

Cash payments for income taxes	$560,000	$137,000